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                                                                       Exhibit J





                       CONSENT OF INDEPENDENT ACCOUNTANTS



We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 30 to the registration statement on Form N-1A (the "Registration Statement") of our report dated February 4, 1999 relating to the financial statements and financial highlights appearing in the December 31, 1998 Annual Report to the Shareholders of the Heitman Real Estate Portfolio, a series of UAM Funds Trust, which is also incorporated by reference into the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in such Prospectus and to the references to us under the headings "Financial Statements" and "Independent Public Accountant" in such Statement of Additional Information.




PricewaterhouseCoopers LLP
Boston, Massachusetts
April 20, 1999